Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Announces Receipt of NASDAQ Notice

SUNNYVALE, Calif., August 16, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI) today announced that it has received a NASDAQ Staff Determination letter dated August 13, 2007 indicating that SST is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) because SST has not filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.  On April 26, 2007 SST attended a hearing before a NASDAQ Listing Qualifications Panel in connection with the delay in the filing of SST’s Annual Report on Form 10-K for the year ended December 31, 2006.  The filing of SST’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 has also been delayed and SST has subsequently provided the Panel with additional information to consider in rendering its decision.  Pending a decision by the Panel, SST’s shares will remain listed on the NASDAQ Global Market.

As previously announced, the chairman of the audit committee of the board of directors is conducting a review of the company’s historical stock option practices and related accounting matters covering the time from SST’s initial public offering in 1995 through the current fiscal year.  The chairman of the audit committee is conducting this review with the assistance of independent outside counsel and outside accounting experts.  As also previously announced, the chairman of the audit committee has preliminarily determined that SST’s previously-issued financial statements for the fiscal years 1997 through 2005 and for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 will need to be restated to correct errors related to accounting for stock-based compensation expense.  At this time the chairman has not completed the forensic review of the option grants and the financial impact of using incorrect measurement dates has not been finalized.

The stock-based compensation charges incurred will have the effect of decreasing reported net income or increasing reported loss from operations and decreasing the reported retained earnings figures contained in SST’s historical financial statements for the periods noted above. SST does not expect that the anticipated restatements will have any impact on its historical revenues or cash position for any period.

SST intends to file its restated financial statements and its delinquent Annual Report for the year ended December 31, 2006 and delinquent Quarterly Reports for the quarters ended March 31, 2007 and June 30, 2007 as soon as practicable.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding the periods expected to be restated, the effect of the restatement on the SST’s historical financial statements and the timing of the filing of restated and delinquent financial statements.  Important factors that could cause actual results to differ materially include: the final outcome of the chairman of the audit committee’s review; the conclusions of SST’s management and the conclusions of the independent registered public accounting firm based on the results of its reviews; the time needed by SST’s independent registered public accounting firm to complete its audit, review and other procedures relating to the financial statements and delayed SEC reports and whether that firm will agree with the presentation of financial statements prepared by SST; additional expenses that may be recorded; the amount of the tax benefit and recording of the tax effect, as well as other risks detailed from time to time in SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005 and on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

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